Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT ANNOUNCES PRELIMINARY FISCAL 2016 FIRST QUARTER

FINANCIAL RESULTS

—Net Sales of Approximately $106 Million, GAAP EPS of $0.88 to $0.89,

Adjusted EPS of $0.98 to $0.99—

Philadelphia, PA — October 28, 2015 — Lannett Company, Inc. (NYSE: LCI) today announced that it expects to report fiscal 2016 first quarter net sales of approximately $106 million, GAAP earnings per diluted share of $0.88 to $0.89 and Adjusted earnings per diluted share of $0.98 to $0.99.  For the prior year first quarter, the company recorded net sales of $93.4 million and GAAP net income attributable to Lannett of $34.9 million, or $0.94 per diluted share.  Adjusted net income attributable to Lannett for the prior year first quarter was $35.0 million, or $0.95 per diluted share.  The company said higher sales volumes across a number of its core products drove the improved performance.

Adjusted net income and Adjusted earnings per diluted share exclude, among others, the effects of (1) the amortization of purchased intangibles, (2) acquisition-related expenses and other purchase accounting entries, (3) separation payments associated with the retirement of an executive officer, as well as (4) certain other items considered unusual or non-recurring in nature.  The adjustments to the fiscal 2016 first quarter results primarily include acquisition-related expenses for the pending Kremers Urban acquisition totaling approximately $3.9 million, as well as $1.7 million for separation payments due to the retirement of an executive officer.

Use of Non-GAAP Financial Measures:

This news release contains references to Non-GAAP financial measures, including Adjusted net income attributable to the Company, and its components, as well as Adjusted diluted earnings per share, which are financial measures that are not prepared in conformity with United States generally accepted accounting principles (U.S. GAAP).  The Company’s management believes that the presentation of Non-GAAP financial measures provides useful supplementary information regarding operational performance, because it enhances an investor’s overall understanding of the financial results for the Company’s core business.  Additionally, it provides a basis for the comparison of the financial results for the Company’s core business between current, past and future periods.  Non-GAAP financial measures should be considered only as a supplement to, and not as a substitute for or as a superior measure to, financial measures prepared in accordance with U.S. GAAP.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, achieving preliminary revenues, earnings per diluted share and adjusted earnings per diluted share for the fiscal 2016 first quarter, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, including products acquired in the Silarx transaction, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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